Exhibit 10.8(d)

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made and entered into effective as of April 1, 2011 (the “Effective Date”), by and between GUARANTY HOLDINGS COMPANY, LLC, an Indiana limited liability company (“Landlord”) and EXACTTARGET, INC., a Delaware corporation (“Tenant”) (Landlord and Tenant may jointly be referred to herein as the “Parties”). WITNESSETH,

RECITALS:

WHEREAS, the Parties executed a Lease Agreement dated March 16, 2005 for 29,264 rentable square feet of office space located on the second (2nd), sixth (6th), seventh (7th), and tenth (10th) floors of the Building as amended by a Lease Addendum dated March 16, 2005 concerning the construction of a roof top deck, a First Amendment to Lease Agreement dated January 16, 2006 adding the third (3rd) floor of the Building to Tenant’s Lease for a total of thirty-eight thousand five hundred eighty-two (38,582) rentable square feet (the “First Amendment”) and a Second Amendment to Lease Agreement dated April 26, 2007 adding the ninth (9th) floor and a portion of the fourth (4th) floor for a total of fifty-two thousand four hundred eighty-five (52,485) rentable square feet (the “Second Amendment”) and a third Amendment to Lease Agreement dated November 5, 2007 correcting the rentable area of the Leased Premises and making conforming changes related thereto (the “Third Amendment”) (the Lease Agreement, as amended by the Lease Addendum, the First Amendment, the Second Amendment and the Third Amendment shall be collectively referred to herein as the “Lease”);

WHEREAS, the Parties now desire to amend the Lease again to extend the term until December 31, 2016 and add to the Leased Premises the area comprising the balance of the fourth (4th) floor, namely, forty-seven hundred and thirty-three (4,733) rentable square feet and all of the fifth (5th) floor, namely ninety-three hundred and eighteen (9,318) rentable square feet; and

WHEREAS, the Parties intend that capitalized terms in this Amendment shall have the meanings given to them in the Lease, except for those terms defined herein or capitalized solely due to the dictates of grammar.

NOW, THEREFORE, in consideration of the foregoing Recitals, all of which are incorporated herein by this reference, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 1.2.B. The definition of “Leased Premises” is deleted in its entirety and replaced with the following new definition which new definition adds to the Leased Premises the balance of the fourth (4th) floor of the Building not heretofore occupied by Tenant and all of the fifth (5th) floor (such portion of the fourth (4th) and all of the fifth (5th) floors herein referred to as the “Expansion Space”):

“Leased Premises” shall mean sixty-six thousand five hundred thirty-six (66,536) rentable square feet (as measured using the BOMA Standard of Measurement as modified to include the first (1st) floor Common Area) located on the second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), ninth (9th) and tenth (10th)

floors of the Building, consisting of Suites 200, 201, 210, 300, 400, 450, 500, 600, 700, 900 and 1000, and having the configurations and rentable square footages depicted and set forth in Exhibits C-1 (Suites 200, 201 and 210), C-2 (Suite 300), C-3 (Suites 400 and 450), C-4 (Suite 500), C-5 (Suite 600), C-6 (Suite 700), C-7 (Suite 900) and C-8 (Suite 1000) attached hereto and incorporated herein.

2. Section 1.2.C. The definition of “Expiration Date” is deleted in its entirety and replaced with the following new definition:

“Expiration Date” shall mean December 31, 2016.

In addition, the definition of “Original Term” is deleted in its entirety and replaced with the following new definition:

“Original Term” shall mean a period of one hundred thirty-seven and one-half (137 1/2) months beginning on the Commencement Date and ending on the Expiration Date.

3. Section 1.2.D. From and after the Effective Date Exhibit F-3 shall be deleted and “Base Rent” shall be defined as follows:

Period	Rentable Square Feet (RSF)	Rate per RSF	Base Rent (Annual)	Base Rent (Monthly)
4/1/2011–12/31/2016	66,536	$16.45	$1,094,517.20	$91,209.77

In addition, the definition of “Tenant’s Proportionate Share” is increased from 52.6619% (reference the Third Amendment) to 66.7603%.

4. Sections 16.3 and 16.4. Sections 16.3, 16.4 and Exhibit H of the Lease, regarding Tenant’s right to terminate the Lease, are hereby deleted in their entirety.

5. Naming and Signage Rights. Tenant may, solely at Tenant’s cost and expense, name the Building the “ExactTarget Building” (or similar name) (the “Building Name”). Tenant shall, subject to the provisions of this Section, have the exclusive right to place signage on the exterior of the Building (the signage referred to herein as the “Signage”). Tenant hereby covenants and agrees that:

(a)	The size, dimensions, material, content, design, construction, location, and method of installation of the Signage shall be subject to Landlord’s approval which approval shall not be unreasonably withheld, conditioned or delayed (the review, approval, time periods for approval deemed approval provisions and other procedures regarding approval described in Section 6(d) hereof shall also apply to Landlord’s approval of the Signage);

(b)	Tenant shall be responsible for ensuring that the Signage is in compliance with all Laws, including any action or rule of any landmark commission having jurisdiction;

(c)	Tenant, at its sole cost and expense, shall obtain and comply with all consents, approvals, and permits necessary from all governmental and quasi-governmental authorities and landmark commissions having jurisdiction;

(d)	Tenant, at its sole cost and expense, shall insure the Signage as part of its property and shall also carry liability and property damage insurance with respect to the Signage; and

(e)	Tenant, at its sole cost and expense, shall clean and maintain all Signage on a regular basis so as to ensure that the Signage retains an attractive appearance at all times; and

(f)	Tenant shall pay all costs associated with creating, designing, manufacturing, installing, cleaning, maintaining, repairing, and replacing (if necessary) the Signage; and

(g)	Tenant shall be permitted to illuminate the Signage; provided, however, that Tenant pays all costs of such illumination, which costs shall include, without limitation, the installation, operation, maintenance, repair, and replacement of bulbs and ballasts (“Lighting Costs”). If any of the Lighting Costs are invoiced to Landlord, such costs shall become immediately due upon invoice to Tenant therefor from Landlord.

In the event that an Event of Default occurs then, upon not less than thirty (30) days’ prior notice, Landlord may, but is not required to, terminate Tenant’s rights and privileges pursuant to this Section 5 and remove the Signage from the Building.

Within sixty (60) days following the expiration or earlier termination of this Lease or of Tenant’s right to possession of the Leased Premises, or upon termination of Tenant’s rights and privileges in accordance with this Section 5:

(i)	If Landlord or Tenant desires that the Signage be removed, Tenant shall, at Tenant’s sole cost and expense, promptly (but in any event within thirty (30) days following notice from Landlord) remove the Signage and restore and repair all parts of the Building affected by the installation or removal of the Signage, to the condition existing prior to its installation or to a condition reasonably acceptable to Landlord; or

(ii)	If neither party desires that the Signage be removed, such Signage shall remain until such time as Landlord shall desire that it be removed, in which event Landlord shall, at Landlord’s sole cost and expense, remove the Signage and repair and restore all damage caused by such removal.

6. Leasehold Improvements. Landlord shall deliver possession of the Expansion Space to Tenant on the Effective Date and Tenant shall accept the Expansion Space in its “AS IS” “WHERE IS” condition as of the Effective Date, and Tenant acknowledges that neither Landlord, nor any representative of Landlord, has made any representation as to the condition of the Expansion Space or the suitability of the Expansion Space for Tenant’s intended use.

a)	Tenant’s Work. Landlord shall permit Tenant and Tenant’s agents or approved contractors to enter the Expansion Space from and after the Effective Date for the purpose of allowing Tenant to perform: alterations, additions and improvements to the Expansion Space in order to prepare the Expansion Space for Tenant’s use and occupancy along with alterations, additions and improvements to other areas of the Leased Premises desired by Tenant (the “Tenant’s Work”). Such entry by Tenant shall be subject to the condition that (i) Tenant shall maintain, in full force and effect, the insurance policy or policies required of Tenant under the Lease; and (ii) except as otherwise provided herein, Tenant shall pay for any utilities required solely by Tenant in connection with Tenant’s access to the Expansion Space. Tenant agrees that any such entry into the Expansion Space for the purposes of the performance of Tenant’s Work shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease. Tenant further agrees that to the extent permitted by law, the Landlord, its agents, employees and contractors shall not be liable in any way for any injury or death to any person or persons, loss or damage to any of Tenant’s installations made in the Expansion Space or loss or damage to property placed therein, the same being at Tenant’s sole risk, except that Landlord (and not its principals) shall be liable to Tenant but only to the extent of its willful misconduct or negligence or Landlord’s breach of its obligations under this Lease.

b)	Plans: Approval. Tenant’s Work shall be completed in accordance with (i) the Space Plan (as hereinafter defined), (ii) the Construction Drawings (as hereinafter defined), and (iii) the Construction Budget (as hereinafter defined) submitted to and approved by Landlord in its reasonable discretion, and shall be performed by a licensed and qualified contractor (or contractors) approved by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed). By execution of this Lease, Landlord provides its approval to Tenant to engage Axis Architecture + Design (“Tenant’s Architect”) as Tenant’s architect associated with Tenant’s Work. Tenant shall (i) obtain all permits, licenses, and approvals required for Tenant’s Work, provided, that Landlord shall cooperate with Tenant in obtaining any necessary permits, licenses or other approvals required by governmental authorities to allow Tenant and its contractors to complete Tenant’s Work in accordance with the Construction Drawings, and (ii) deliver to Landlord copies of such permits, licenses, and approvals. Tenant shall (i) cause Tenant’s Work to be performed in a good and workmanlike manner and in compliance with all Laws, including, without limitation, the Americans With Disabilities Act; and (ii) ensure that all contractors, subcontractors, laborers, and suppliers performing work or supplying materials are paid in full. During construction of Tenant’s Work, Landlord, and its respective agents and employees, shall have the right, upon reasonable notice to Tenant and in compliance with any reasonable security measures that the Tenant has adopted to enter the Leased Premises in order to inspect the Tenant’s Work and to confirm that Tenant is in compliance with the requirements set forth herein. During construction of Tenant’s Work. Tenant shall provide to Landlord copies of any change orders to the Construction Drawings (as defined below) and any resulting adjustments to the Construction Budget (as defined below).

c)	Space Plan. Tenant shall engage the services of Tenant’s Architect to prepare plans showing the architectural design of the Expansion Space, together with other areas of the Leased Premises included within the Tenant’s Work including partition layout, location of receptacles, and ceiling plans (“Space Plan”). Tenant shall submit the Space Plan to Landlord for review and approval, which Landlord shall review and either approve or disapprove, in its sole but reasonable discretion, within ten (10) business days following its receipt thereof. The Space Plan shall be subject to approval by Landlord and shall be deemed so approved unless Landlord delivers written notice to Tenant specifying and explaining the reasons for any objections to the proposed Space Plan in reasonable detail within ten (10) business days after such initial delivery of the Space Plan or after any subsequent delivery of any revised Space Plan. In the event of any objections, the Parties shall promptly meet and confer and endeavor to resolve such objections and thereafter Tenant shall revise and submit such Space Plan to Landlord for its approval in accordance with the terms hereof. All costs and expenses incurred in connection with the preparation and completion of the Space Plan will be paid for by Tenant. Tenant hereby covenants and agrees to pay all invoices evidencing such costs and expenses prior to delinquency.

d)	Construction Drawings and Documents. Following the approval of the Space Plan. Tenant shall provide to Landlord a copy of the construction contract to be entered into with the general contractor approved by Landlord and engaged by Tenant to construct Tenant’s Work and a set of the plans, specifications, and construction drawings covering all of the work associated with Tenant’s Work (collectively, the “Construction Drawings”), which Landlord shall review and either approve or disapprove, in its sole but reasonable discretion, within ten (10) days following its receipt thereof. The proposed Construction Drawings shall be subject to approval by Landlord and shall be deemed so approved unless Landlord delivers written notice to Tenant specifying and explaining the reasons for any objections to the proposed Construction Drawings in reasonable detail within ten (10) business days after such initial delivery of the Construction Drawings or after any subsequent delivery of any revised Construction Drawings. In the event of any objections, the Parties shall promptly meet and confer and endeavor to resolve such objections and thereafter Tenant shall revise and submit such Construction Drawings to Landlord for its approval in accordance with the terms hereof.

e)

Construction Budget. Following the approval of the Construction Drawings, Tenant shall deliver to Landlord for its review and approval a detailed, line-item budget (the “Construction Budget”) setting forth the estimated costs (the “Construction Price”) for Tenant’s Work, which Landlord shall review and approve to the extent consistent with the Construction Drawings and, further, to the extent that the Construction Price covers only improvements to the

Building, and not equipment, furniture or other movable personal property of Tenant. Landlord shall approve or disapprove the Construction Budget, in its sole but reasonable discretion, within ten (10) business days following its receipt thereof, and which shall be deemed so approved unless Landlord delivers written notice to Tenant specifying and explaining the reasons for any objections thereto within such ten (10) business days. In the event of any objections, the Parties shall promptly meet and confer and endeavor to resolve such objections.

f)	Tenant Improvement Allowance. Subject to the terms and conditions provided for herein and provided that no Event of Default then exists, Landlord shall reimburse Tenant up to Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Tenant Improvement Allowance”) for the cost of Tenant’s Work, which reimbursement shall occur on the earlier of (i) the sale by Landlord of the Building; or (ii) December 31, 2011; provided, however, for Tenant’s Work performed after December 31, 2011, Landlord shall reimburse Tenant within sixty (60) days from the date Tenant presents the Reimbursement Documents (defined below) to Landlord. Tenant shall be solely responsible for the amount by which the aggregate cost of Tenant’s Work, the preparation of the Space Plan, Construction Drawings, and any other costs incurred by Tenant in connection with the preparation of the Expansion Space exceeds the Tenant Improvement Allowance (the “Excess Costs”). The Tenant Improvement Allowance shall be payable on account of labor directly related to the Leased Premises and materials delivered to the Leased Premises.

g)	Reimbursement Documents. No reimbursement of any portion of the Tenant Improvement Allowance shall be made by Landlord unless and until Landlord has received copies of invoices from Tenant’s contractor certifying that the work stated therein has been performed, Landlord has independently confirmed with appropriate diligence that such work constitutes nothing in addition to Tenant’s Work and has been performed in accordance with this Lease, and Landlord has received appropriate lien releases from contractor and all subcontractors and suppliers supplying labor and/or materials in excess of $5,000.00 (the “Reimbursement Documents”). Upon completion of Tenant’s Work, Tenant shall provide to Landlord a full accounting of all costs and expenses incurred by Tenant associated with the completion of Tenant’s Work, together with a complete set of all as-built Construction Drawings.

h)

Collateral Assignment. To the extent permitted by law, Tenant assigns and transfers to Landlord, its successors and assigns, all of the licenses and permits (collectively, the “Permits”) issued now or hereafter by various governmental agencies, utility districts and other entities in connection with the construction of the Tenant’s Work, (ii) all construction contracts, subcontracts and purchase agreements (orders) now existing or to be entered into hereafter for the construction, renovation and/or equipping of the Leased Premises (the “Contracts”), and (iii) any and all warranties and guaranties in connection with the construction of the Tenant’s Work (collectively,

“Warranties”) (such Permits, Contracts, and Warranties are collectively referred to herein as the “Permits and Contracts”) and all rights, powers, interests, privileges, proceeds, income, profits and remedies of Tenant under or in connection with the Permits and Contracts. Tenant shall, at Landlord’s request, cooperate with Landlord in obtaining any consents, approvals or acknowledgments by any parties to the Permits and Contracts which may be necessary in order to effect the assignment and transfer to Landlord of such Permits and Contracts, provided, however, that Tenant and Landlord agree and acknowledge that the purpose of this assignment is to avail Landlord of all rights and benefits arising under the Permits and Contracts, but not to obligate Landlord in any manner associated with the obligations and liabilities arising under the Permits and Contracts, unless and until Landlord expressly assumes and undertakes such liabilities and obligations and then to the extent as such obligations and liabilities accrue on and after the specific date of Landlord’s express written assumption of such Permits and Contracts. It is hereby understood and agreed that the assignment and transfer of the Permits and Contracts shall be effective immediately, but that Landlord agrees not to exercise its rights hereunder until the occurrence of an Event of Default. Upon an Event of Default, Tenant’s license to hold and manage the Permits and Contracts shall terminate at Landlord’s option and, Landlord at its option, under order of court or by operation of law, may take possession of the Permits and Contracts with or without legal action, manage the Permits and Contracts, enforce Tenant’s rights in the Permits and Contracts in Landlord’s own name or Tenant’s name, and perform such other acts in connection with the Permits and Contracts as Landlord, in its sole discretion, may deem proper, including, without limitation, the completion of the Tenant’s Work.

7. Eighth Floor Lighting. From time to time, Tenant may request that Landlord allow Tenant access to the eighth (8th) floor of the Building to place orange lights in windows that face Monument Circle. The frequency with which Landlord shall grant such access shall be determined by Landlord in its reasonable discretion. Tenant shall be subject to and shall comply with all of the provisions of subparagraphs (a) through (g) of Section 5 of this Amendment as if such orange lights were Signage.

8. Commission to Tenant’s Broker. Landlord shall compensate Tenant’s broker. Jenna Barnett of Newmark, Knight. Frank and Halakar the sum of One Hundred Three Thousand Nine Hundred Eighty-Four and 48/100 Dollars ($103,984.48) upon execution of this Amendment.

9. Relocation Allowance. Tenant shall not, as a result of its expansion into the Expansion Space, be entitled to any compensation described in Section 18.10 of the Lease.

10. Counterparts. This Amendment may be executed simultaneously or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties agree that this Amendment may be transmitted between them electronically or digitally. The parties intend that electronically or digitally transmitted signatures constitute original signatures and are binding on the parties. The original document shall be promptly delivered, if requested.

IN WITNESS WHEREOF, Lessee and Lessor have executed this Amendment as of the Effective Date.

GUARANTY HOLDINGS COMPANY, LLC		EXACTTARGET, INC.

By:	/s/ Otto Frenzel, IV	By:	/s/ Scott Dorsey

Printed: Otto Frenzel, IV		Printed: Scott Dorsey

Title: Manager		Title: CEO

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